Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

BitFuFu Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	Rule 457(c)	889,591	(2)	$3.40	(3)	$3,024,609.4	0.0001531	$463.1	(4)
	Total Offering Amounts							$3,024,609.4		$463.1
	Net Fee Due									$463.1

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional Class A Ordinary Shares that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be offered by the Selling Shareholders named in this Registration Statement, and the Class A Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Represents 889,591 Class A Ordinary Shares registered for resale by certain Selling Shareholders named in this Registration Statement.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq on July 7, 2025.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001531.